Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLACKSTONE HOLDINGS I L.P.

Dated as of August 10, 2020

THE PARTNERSHIP UNITS OF BLACKSTONE HOLDINGS I L.P. HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, PROVINCE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR PROVINCE, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT. THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS LIMITED PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents

		Page

ARTICLE I

DEFINITIONS
SECTION 1.01.	Definitions	2

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01.	Formation	11
SECTION 2.02.	Name	11
SECTION 2.03.	Term	11
SECTION 2.04.	Offices	12
SECTION 2.05.	Agent for Service of Process	12
SECTION 2.06.	Business Purpose	12
SECTION 2.07.	Powers of the Partnership	12
SECTION 2.08.	Partners; Admission of New Partners	12
SECTION 2.09.	Withdrawal	12

ARTICLE III

MANAGEMENT

SECTION 3.01.	General Partner	12
SECTION 3.02.	Compensation	13
SECTION 3.03.	Expenses	13
SECTION 3.04.	Officers	13
SECTION 3.05.	Authority of Partners	14
SECTION 3.06.	Action by Written Consent or Ratification	14

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01.	Distributions	14
SECTION 4.02.	Liquidation Distribution	15
SECTION 4.03.	Limitations on Distribution	15
SECTION 4.04.	Other Distributions	15
SECTION 4.05.	Administration Fee	15

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
TAX ALLOCATIONS; TAX MATTERS

SECTION 5.01.	Initial Capital Contributions	16
SECTION 5.02.	No Additional Capital Contributions	16

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THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

BLACKSTONE HOLDINGS I L.P.

This THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Blackstone Holdings I L.P. (the “Partnership”) is made as of the 10th day of August, 2020, by and among Blackstone Holdings I/II GP L.L.C., a limited liability company formed under the laws of the State of Delaware, as general partner, and the Limited Partners (as defined herein) of the Partnership.

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Act, by the filing of a Certificate of Limited Partnership (as amended from time to time, the “Certificate”) with the Office of the Secretary of State of the State of Delaware and the execution of the Limited Partnership Agreement of the Partnership dated as of May 18, 2007 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated by the Amended and Restated Limited Partnership Agreement of the Partnership dated as of June 18, 2007, as amended by Amendment No. 1 thereto, dated as of November 3, 2009 (as so amended, the “First Amended and Restated Agreement”); and

WHEREAS, the First Amended and Restated Agreement was amended and restated by the Second Amended and Restated Limited Partnership Agreement of the Partnership dated as of July 1, 2019 (the “Second Amended and Restated Agreement”);

WHEREAS, pursuant to Section 11.12 of the Second Amended and Restated Agreement, the amendments set forth in this Agreement require only the consent of the General Partner and no consent or approval of any Limited Partner is required;

WHEREAS, the Limited Partners holding not less than a majority of the Vested Percentage Interests of the Units have also consented to amending the Second Amended and Restated Agreement in the manner and as more fully set forth herein; and

WHEREAS, the parties to this Agreement now wish to amend and restate the Second Amended and Restated Agreement in its entirety as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree to amend and restate the Second Amended and Restated Agreement in its entirety to read as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as it may be amended from time to time.

“Additional Credit Amount” has the meaning set forth in Section 4.01(b)(ii).

“Adjusted Capital Account Balance” means, with respect to each Partner, the balance in such Partner’s Capital Account adjusted by (i) taking into account the adjustments, allocations and distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5), any amounts such Partner is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administration Fee” has the meaning set forth in Section 4.05.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amended Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“Assignee” has the meaning set forth in Section 8.08.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year prescribed for an individual or corporate resident in New York, New York (taking into account (a) the nondeductibility of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes). For the avoidance of doubt, the Assumed Tax Rate will be the same for all Partners.

“Available Cash” means, with respect to any fiscal period, the amount of cash on hand which the General Partner, in its reasonable discretion, deems available for distribution to the Partners, taking into account all debts, liabilities and obligations of the Partnership then due and amounts which the General Partner, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Partnership’s operations.

“Blackstone Holdings Partnerships” means each of the Partnership, Blackstone Holdings AI L.P., a Delaware limited partnership, Blackstone Holdings II L.P., a Delaware limited partnership, Blackstone Holdings III L.P., a Québec société en commandite and Blackstone Holdings IV L.P., a Québec société en commandite.

“Capital Account” means the separate capital account maintained for each Partner in accordance with Section 5.03 hereof.

“Capital Contribution” means, with respect to any Partner, the aggregate amount of money contributed to the Partnership and the Carrying Value of any property (other than money), net of any liabilities assumed by the Partnership upon contribution or to which such property is subject, contributed to the Partnership pursuant to Article V.

“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Partnership shall be their respective gross fair market values on the date of contribution as determined by the General Partner, and the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in United States Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Partnership assets to a Partner; (c) the date a Partnership Interest is relinquished to the Partnership; or (d) any other date specified in the United States Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b) (c) and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits (Losses)” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis.

“Category 1 Limited Partner” means each of the Limited Partners identified in the books and records of the Partnership as a Category 1 Limited Partner.

“Category 2 Limited Partner” means each of the Limited Partners identified in the books and records of the Partnership as a Category 2 Limited Partner.

“Category 3 Limited Partner” means each of the Limited Partners identified in the books and records of the Partnership as a Category 3 Limited Partner.

“Category 4 Limited Partner” means each of the Limited Partners identified in the books and records of the Partnership as a Category 4 Limited Partner.

“Category 5 Limited Partner” means each of the Limited Partners identified in the books and records of the Partnership as a Category 5 Limited Partner.

“Category 6 Limited Partner” means the Limited Partner identified in the books and records of the Partnership as a Category 6 Limited Partner.

“Cause” means the occurrence or existence of any of the following as determined fairly, reasonably, on an informed basis and in good faith by the General Partner: (i) (w) any breach by an Employed Limited Partner of any provision of this Agreement or the Non-Competition Agreement, (x) any material breach of any rules or regulations applicable to senior managing directors or employees, as applicable, of the Blackstone Holdings Partnerships, their subsidiaries and their affiliated entities, (y) an Employed Limited Partner’s deliberate failure to perform his or her duties to the Blackstone Holdings Partnerships, their subsidiaries and their affiliated entities, or (z) an Employed Limited Partner’s committing to or engaging in any conduct or behavior that is or may be harmful to the Blackstone Holdings Partnerships, their subsidiaries and their affiliated entities in any material way (provided that, in the case of any of the foregoing clauses (w), (x), (y) and (z), the General Partner has given the Employed Limited Partner written notice (a “Notice of Breach”) within fifteen days after the General Partner becomes aware of such action and such Employed Limited Partner fails to cure such breach, failure to perform or conduct or behavior within fifteen days after receipt by the Employed Limited Partner of such Notice of Breach from the General Partner (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided, that such Employed Limited Partner is diligently pursuing such cure), (iii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Blackstone Holdings Partnerships, their subsidiaries and their affiliated entities, or (iv) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime (including any misdemeanor charge involving moral turpitude, false statements or misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery), or a determination by a court of competent jurisdiction, by a U.S. federal or state or comparable non-U.S. regulatory body or by a self-regulatory body having authority with respect to U.S. federal or state or comparable non-U.S. securities laws, rules or regulations of the securities industry, that such Employed Limited Partner individually has violated any U.S. federal or state or comparable non-U.S. securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) such Employed Limited Partner’s ability to function as a senior managing director or employee, as applicable, of the Blackstone Holdings Partnerships, their subsidiaries and their affiliated entities, taking into account the services required of Employed Limited Partner and the nature of the business of the Blackstone Holdings Partnerships, their subsidiaries and their affiliated entities or (B) the business of the Blackstone Holdings Partnerships, their subsidiaries and their affiliated entities.

“Certificate” has the meaning set forth in the preamble of this Agreement.

“Change of Control” means the occurrence of any Person, other than Blackstone Group Management L.L.C. or a Person approved by Blackstone Group Management L.L.C., becoming the Class C Stockholder.

“Charity” means any organization that is organized and operated for a purpose described in Section 170(c) of the Code (determined without reference to Code Section 170(c)(2)(A)) and described in Code Sections 2055(a) and 2522.

“Class” means the classes of Units into which the interests in the Partnership may be classified or divided from time to time pursuant to the provisions of this Agreement.

“Class A Common Stock” means the Class A common stock, par value $0.00001 per share, of the Issuer.

“Class A Units” means the Units of partnership interest in the Partnership designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class C Stockholder” means Blackstone Group Management L.L.C., a Delaware limited liability company, and any successor or permitted assign that owns the Class C common stock, par value $0.00001 per share, of the Issuer at the applicable time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contingencies” has the meaning set forth in Section 9.03(b).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Credit Amount” has the meaning set forth in Section 4.01(b)(ii) of this Agreement.

“Creditable Non-U.S. Tax” means a non-U.S. tax paid or accrued for United States federal income tax purposes by the Partnership, in either case to the extent that such tax is eligible for credit under Section 901(a) of the Code. A non-U.S. tax is a Creditable Non-U.S. Tax for these purposes without regard to whether a partner receiving an allocation of such non-U.S. tax elects to claim a credit for such amount. This definition is intended to be consistent with the definition of “Creditable Non-U.S. Tax” in Temporary Treasury Regulations Section 1.704-1T (b)(4)(xi)(b), and shall be interpreted consistently therewith.

“Delaware Arbitration Act” has the meaning set forth in Section 11.10(d) of this Agreement.

“Disability” means, as to any Person, such Person’s inability to perform in all material respects his or her duties and responsibilities to the General Partner, or any of its Affiliates, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the General Partner may reasonably determine in good faith.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Dissolution Event” has the meaning set forth in Section 9.02 of this Agreement.

“Employed Limited Partner” means any Limited Partner that is employed by or providing services to the Class C Stockholder, the Issuer, the General Partner, the Partnership or any of its subsidiaries at the time in question, and any Personal Planning Vehicle of such Limited Partner.

“Encumbrance” means any mortgage, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Fourth Amended and Restated Exchange Agreement, dated as of the date of the Second Amended and Restated Agreement, among the Issuer, the Blackstone Holdings Partnerships and the limited partners of the Blackstone Holdings Partnerships from time to time, as it may be amended, supplemented or restated from time to time.

“Exchange Transaction” means an exchange of Units for shares of Class A Common Stock pursuant to, and in accordance with, the Exchange Agreement or, if the Issuer and the exchanging Limited Partner shall mutually agree, a Transfer of Units to the Issuer, the Partnership or any of their subsidiaries for other consideration.

“Final Tax Amount” has the meaning set forth in Section 4.01(b)(ii).

“First Amended and Restated Agreement” has the meaning set forth in the preamble hereto.

“Fiscal Year” means (i) the period commencing upon the formation of the Partnership and ending on December 31, 2007 or (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“General Partner” means Blackstone Holdings I/II GP L.L.C., a limited liability company formed under the laws of the State of Delaware or any successor general partner admitted to the Partnership in accordance with the terms of this Agreement.

“Government Official” means a person who holds a high-level, full-time position with a national, supranational, U.S. federal, U.S. state or City of New York government.

“Incapacity” means, with respect to any Person, the bankruptcy, dissolution, termination, entry of an order of incompetence, or the insanity, permanent disability or death of such Person.

“Initial Limited Partner” means each Limited Partner as of the date of the First Amended and Restated Agreement.

“Initial Units” means, with respect to any Initial Limited Partner, the aggregate number of Class A Units owned by such Initial Limited Partner as of the date of the First Amended and Restated Agreement.

“Initial Unvested Units” means, with respect to any Initial Limited Partner, the aggregate number of Unvested Units owned by such Initial Limited Partner as of the date of the First Amended and Restated Agreement.

“Initial Vested Units” means, with respect to any Initial Limited Partner, the aggregate number of Vested Units listed in the books and records of the Partnership as of the date of the First Amended and Restated Agreement, and any additional Initial Units that have vested from time to time in accordance with Section 8.01 of this Agreement.

“Intangible Assets” means the assets of the Partnership that are described in Section 197(d) of the Code.

“Intangible Asset Gain” means the net gain recognized by the Partnership with respect to the Partnership’s Intangible Assets in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the Carrying Value of Partnership assets; provided, however, that any such gain shall constitute “Intangible Asset Gain” only to the extent that any such gain exceeds losses previously recognized in an actual or hypothetical sale of Intangible Assets.

“IPO” means the initial public offering and sale of common units representing limited partner interests of The Blackstone Group L.P., as contemplated by The Blackstone Group L.P.’s Registration Statement on Form S-1 (File No. 333-141504).

“Issuer” means The Blackstone Group Inc., a corporation incorporated under the laws of the State of Delaware, or any successor thereto.

“Last Reported Sale Price” of the Class A Common Stock on any date means:

(a) the closing sale price per share on the New York Stock Exchange on that date (or, if no closing sale price is reported, the last reported sale price);

(b) if the Class A Common Stock is not listed for trading on the New York Stock Exchange, the closing sale price (or, if no closing sale price is reported, the last reported sale price) as reported on that date in composite transactions for the principal national securities exchange registered pursuant to Section 6(g) of the Exchange Act on which the Class A Common Stock is listed;

(c) if the Class A Common Stock is not so listed on a national securities exchange, the last quoted bid price for the Class A Common Stock on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

(d) if the Class A Common Stock is not so quoted by Pink Sheets LLC or a similar organization, the average of the midpoint of the last bid and ask prices for the Class A Common Stock on that date from a nationally recognized independent investment banking firm selected by the Issuer for this purpose.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Partnership or any Partner, as the case may be.

“Limited Partner” means each of the Persons from time to time listed as a limited partner in the books and records of the Partnership, and, for purposes of Sections 8.01, 8.02, 8.03, 8.04, 8.05 and 8.06, any Personal Planning Vehicle of such Limited Partner.

“Liquidation Agent” has the meaning set forth in Section 9.03 of this Agreement.

“Minimum Retained Ownership Requirement” has the meaning set forth in Section 8.04(a).

“Net Taxable Income” has the meaning set forth in Section 4.01(b)(i).

“Non-Competition Agreement” means collectively, the Senior Managing Director Non-Competition and Non-Solicitation Agreement and Contracting Employees Non-Competition and Non-Solicitation Agreement dated on or about the date of the First Amended and Restated Agreement by certain Employed Limited Partners with each of the Blackstone Holdings Partnerships and any agreement with respect to similar subject matter entered into from time to time by an Employed Limited Partner, as amended from time to time.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions of the Partnership for a fiscal year equals the net increase, if any, in the amount of Partnership Minimum Gain of the Partnership during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Original Agreement” has the meaning set forth in the preamble of this Agreement.

“Partners” means, at any time, each person listed as a Partner (including the General Partner) on the books and records of the Partnership, in each case for so long as he, she or it remains a partner of the Partnership as provided hereunder.

“Partnership” has the meaning set forth in the preamble of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 5.08.

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Personal Planning Vehicle” means, in respect of any Limited Partner, any estate, family limited liability company, family limited partnership, or inter vivos or testamentary trust that holds Units that is designated as a Personal Planning Vehicle of such Limited Partner in the books and records of the Partnership.

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss; (b) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); and (f) except for items in (a) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Restricted Period,” with respect to each Limited Partner that is or was an Employed Limited Partner, has the meaning set forth in such Limited Partner’s Non-Competition Agreement.

“Restrictive Covenant,” with respect to each Limited Partner that is or was an Employed Limited Partner, has the meaning set forth in such Limited Partner’s Non-Competition Agreement.

“Retirement” (including the term “Retire”) means retirement of an Employed Limited Partner from his or her employment with the Class C Stockholder, the Issuer, the General Partner, the Partnership or any of their subsidiaries after (a) he or she has reached age 65 and has at least five full years of service, or (b) (i) his or her age plus years of service totals at least 65, (ii) he or she has reached age 50 and (iii) he or she has had a minimum of five years of service; provided, however, that no Employed Limited Partner will be eligible to Retire prior to June 30, 2010.

“Second Amended and Restated Agreement” has the meaning set forth in the preamble hereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its limited partner interest in the Partnership and thereby subject the Partnership and the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Amount” has the meaning set forth in Section 4.01(b)(i).

“Tax Distributions” has the meaning set forth in Section 4.01(b)(i).

“Tax Matters Partner” has the meaning set forth in Section 5.08.

“Total Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Units (vested or unvested) then owned by such Partner by the number of Units then owned by all Partners.

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of Law, including, without limitation, the exchange of any Unit for any other security.

“Transferee” means any Person that is a transferee of a Partner’s interest in the Partnership, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and any other Class of Units authorized in accordance with this Agreement, which shall constitute interests in the Partnership as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Partnership at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Partner as provided in this Agreement, together with the obligations of such Partner to comply with all terms and provisions of this Agreement.

“Unvested Units” means those Units listed as unvested Units in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement.

“Vested Percentage Interest” means, with respect to any Partner, the quotient obtained by dividing the number of Vested Units then owned by such Partner by the number of Vested Units then owned by all Partners.

“Vested Units” means those Units listed as vested Units in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement.

ARTICLE II

FORMATION, TERM, PURPOSE AND POWERS

SECTION 2.01. Formation. The Partnership was formed as a limited partnership under the provisions of the Act by the filing on May 18, 2007 of the Certificate as provided in the preamble of this Agreement and the execution of the Original Agreement. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

SECTION 2.02. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Blackstone Holdings I L.P.

SECTION 2.03. Term. The term of the Partnership commenced on the date of the filing of the Certificate, and the term shall continue until the dissolution of the Partnership in accordance with Article IX. The existence of the Partnership shall continue until cancellation of the Certificate in the manner required by the Act.

SECTION 2.04. Offices. The Partnership may have offices at such places either within or outside the State of Delaware as the General Partner from time to time may select.

SECTION 2.05. Agent for Service of Process. The Partnership’s registered agent for service of process in the State of Delaware shall be as set forth in the Certificate, as the same may be amended by the General Partner from time to time.

SECTION 2.06. Business Purpose. The Partnership was formed for the object and purpose of, and the nature and character of the business to be conducted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act.

SECTION 2.07. Powers of the Partnership. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets contributed to the Partnership by the Partners, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.06.

SECTION 2.08. Partners; Admission of New Partners. Each of the Persons listed in the books and records of the Partnership, as the same may be amended from time to time in accordance with this Agreement, by virtue of the execution of this Agreement, are admitted, or hereby continue, as applicable, as Partners of the Partnership. The rights, duties and liabilities of the Partners shall be as provided in the Act, except as is otherwise expressly provided herein, and the Partners consent to the variation of such rights, duties and liabilities as provided herein. A Person may be admitted from time to time as a new Partner in accordance with Section 8.10; provided, however, that each new Partner shall execute and deliver to the General Partner an appropriate supplement to this Agreement pursuant to which the new Partner agrees to be bound by the terms and conditions of the Agreement, as it may be amended from time to time.

SECTION 2.09. Withdrawal. No Partner shall have the right to withdraw as a Partner of the Partnership other than following the Transfer of all Units owned by such Partner in accordance with Article VIII; provided, however, that a new General Partner or substitute General Partner may be admitted to the Partnership in accordance with Section 8.09.

ARTICLE III

MANAGEMENT

SECTION 3.01. General Partner. (a) The business, property and affairs of the Partnership shall be managed under the sole, absolute and exclusive direction of the General Partner, which may from time to time delegate authority to officers or to others to act on behalf of the Partnership.

(b) Without limiting the foregoing provisions of this Section 3.01, the General Partner shall have the general power to manage or cause the management of the Partnership (which may be delegated to officers of the Partnership), including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Partnership;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Partnership;

(iii) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(iv) to employ, retain, consult with and dismiss personnel;

(v) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(vi) to engage attorneys, consultants and accountants for the Partnership;

(vii) to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account; and

(viii) to do all such other acts as shall be authorized in this Agreement or by the Partners in writing from time to time.

SECTION 3.02. Compensation. The General Partner shall not be entitled to any compensation for services rendered to the Partnership in its capacity as General Partner.

SECTION 3.03. Expenses. The Partnership shall bear and/or reimburse the General Partner for any expenses incurred by the General Partner in connection with serving as the general partner of the Partnership.

SECTION 3.04. Officers. Subject to the direction and oversight of the General Partner, the day-to-day administration of the business of the Partnership may be carried out by employees and agents who may be designated as officers by the General Partner, with titles including but not limited to “chief executive officer,” “chief financial officer,” “chief legal officer,” “chief administrative officer,” “chief compliance officer,” “principal accounting officer,” “chairman,” “senior chairman,” “vice chairman,” “president,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director” and “director,” as and to the extent authorized by the General Partner. The officers of the Partnership shall have such titles and powers and perform such duties as shall be determined from time to time by the General Partner and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. All employees, agents and officers shall be subject to the supervision and direction of the General Partner and may be removed from such office by the General Partner and the authority, duties or responsibilities of any employee, agent or officer of the Partnership may be suspended by the General Partner from time to time, in each case in the sole discretion of the General Partner. The General Partner shall not cease to be a general partner of the Partnership as a result of the delegation of any duties hereunder. No officer of the Partnership, in its capacity as such, shall be considered a general partner of the Partnership by agreement, estoppel, as a result of the performance of its duties hereunder or otherwise.

SECTION 3.05. Authority of Partners. No Limited Partner, in its capacity as such, shall participate in or have any control over the business of the Partnership. Except as expressly provided herein, the Units do not confer any rights upon the Limited Partners to participate in the affairs of the Partnership described in this Agreement. Except as expressly provided herein, the Limited Partners shall have no right to vote on any matter involving the Partnership, including with respect to any merger, consolidation, combination or conversion of the Partnership. The conduct, control and management of the Partnership shall be vested exclusively in the General Partner. In all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of the General Partner shall be the decision of the Partnership. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Partnership, no Partner who is not also a General Partner (and acting in such capacity) shall take any part in the management or control of the operation or business of the Partnership in its capacity as a Partner, nor shall any Partner who is not also a General Partner (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Partnership in his or its capacity as a Partner in any respect or assume any obligation or responsibility of the Partnership or of any other Partner. Notwithstanding the foregoing, the Partnership may employ one or more Partners from time to time, and such Partners, in their capacity as employees of the Partnership (and not, for clarity, in their capacity as Limited Partners of the Partnership), may take part in the control and management of the business of the Partnership to the extent such authority and power to act for or on behalf of the Partnership has been delegated to them by the General Partner.

SECTION 3.06. Action by Written Consent or Ratification. Any action required or permitted to be taken by the Partners pursuant to this Agreement shall be taken if all Partners whose consent or ratification is required consent thereto or provide a ratification in writing.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.01. Distributions. (a) The General Partner, in its sole discretion, may authorize distributions by the Partnership to the Partners, which distributions shall be made pro rata in accordance with the Partners’ respective Total Percentage Interests.

(b) (i) In addition to the foregoing, if the General Partner reasonably determines that the taxable income of the Partnership for a Fiscal Year will give rise to taxable income for the Partners (“Net Taxable Income”), the General Partner shall cause the Partnership to distribute Available Cash in respect of income tax liabilities (the “Tax Distributions”) to the extent that other distributions made by the Partnership for such year were otherwise insufficient to cover such tax liabilities, provided that distributions pursuant to Section 4.04 and allocations pursuant to Section 5.04 related to such distributions shall not be taken into account for purposes of this Section 4.01(b). The Tax Distributions payable with respect to any Fiscal Year shall be computed based upon the General Partner’s estimate of the allocable Net Taxable Income in accordance with Article V, multiplied by the Assumed Tax Rate (the “Tax Amount”). For purposes of computing the Tax Amount, the effect of any benefit under Section 743(b) of the Code will be ignored.

(ii) Tax Distributions shall be calculated and paid no later than one day prior to each quarterly due date for the payment by corporations on a calendar year of estimated taxes under the Code in the following manner (A) for the first quarterly period, 25% of the Tax Amount, (B) for the second quarterly period, 50% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year, (C) for the third quarterly period, 75% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year and (D) for the fourth quarterly period, 100% of the Tax Amount, less the prior Tax Distributions for the Fiscal Year. Following each Fiscal Year, and no later than one day prior to the due date for the payment by corporations of income taxes for such Fiscal Year, the General Partner shall make an amended calculation of the Tax Amount for such Fiscal Year (the “Amended Tax Amount”), and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Amended Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Partnership in respect of such Fiscal Year. If the Amended Tax Amount is less than the cumulative Tax Distributions previously made by the Partnership in respect of the relevant Fiscal Year, then the difference (the “Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Within 30 days following the date on which the Partnership files a tax return on Form 1065, the General Partner shall make a final calculation of the Tax Amount of such Fiscal Year (the “Final Tax Amount”) and shall cause the Partnership to distribute a Tax Distribution, out of Available Cash, to the extent that the Final Tax Amount so calculated exceeds the Amended Tax Amount. If the Final Tax Amount is less than the Amended Tax Amount in respect of the relevant Fiscal Year, then the difference (“Additional Credit Amount”) shall be applied against, and shall reduce, the amount of Tax Distributions made for subsequent Fiscal Years. Any Credit Amount and Additional Credit Amount applied against future Tax Distributions shall be treated as an amount actually distributed pursuant to this Section 4.01(b) for purposes of the computations herein.

SECTION 4.02. Liquidation Distribution. Distributions made upon dissolution of the Partnership shall be made as provided in Section 9.03.

SECTION 4.03. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make a Partnership distribution to any Partner if such distribution would violate Section 17-607 of the Act or other applicable Law.

SECTION 4.04. Other Distributions. Distributions to each Partner pursuant to a Senior Managing Director Agreement or a Founding Member Agreement shall constitute interests in the Partnership for U.S. federal income tax purposes.

SECTION 4.05. Administration Fee. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise, commencing with the distribution in respect of the quarterly period ending June 30, 2020, an amount shall be withheld from each quarterly distribution payable to a Limited Partner other than an Employed Limited Partner that, together with analogous administration fee amounts withheld from distributions payable to such

Limited Partner by the other Blackstone Holdings Partnerships in respect of the same quarterly period, equals the Administration Fee (as defined below). The “Administration Fee” shall mean an amount per Class A Unit initially equal to $0.03125, which amount may increase or decrease by such percentage as the General Partner may determine from time to time in its sole discretion. Amounts withheld as an Administration Fee shall be treated as if distributed to the applicable Limited Partner.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;

TAX ALLOCATIONS; TAX MATTERS

SECTION 5.01. Initial Capital Contributions. (a) The Partners have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Partnership has issued to the Partners the number of Class A Units as specified in the books and records of the Partnership.

(b) Upon issuance by the Partnership of Class A Units to the Partners pursuant to the First Amended and Restated Agreement, the interests in the Partnership as provided in the First Amended and Restated Agreement and under the Act held by Blackstone Holdings I/II Limited Partner L.L.C. were cancelled.

SECTION 5.02. No Additional Capital Contributions. Except as otherwise provided in this Article V, no Partner shall be required to make additional Capital Contributions to the Partnership without the consent of such Partner or permitted to make additional capital contributions to the Partnership without the consent of the General Partner.

SECTION 5.03. Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Account of each Partner shall be credited with such Partner’s Capital Contributions, if any, all Profits allocated to such Partner pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Partner pursuant to Section 5.04, any items of loss or deduction of the Partnership specially allocated to such Partner pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Partner and the liabilities to which such property is subject) distributed by the Partnership to such Partner. Any references in any section of this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Partnership in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

SECTION 5.04. Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Partnership) shall be allocated in a manner such that the Capital Account of each Partner after giving effect to the Special Allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Article IV if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Partnership were distributed to the Partners pursuant to this Agreement, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. For purposes of this Article V, each Unvested Unit shall be treated as a Vested Unit. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a partner’s interest in the Partnership.

SECTION 5.05. Special Allocations. Notwithstanding any other provision in this Article V:

(a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i) (5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i) (4).

(b) Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in such Partner’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Total Percentage Interests.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f) Creditable Non-U.S. Taxes. Creditable Non-U.S. Taxes for any taxable period attributable to the Partnership, or an entity owned directly or indirectly by the Partnership, shall be allocated to the Partners in proportion to the partners’ distributive shares of income (including income allocated pursuant to Section 704(c) of the Code) to which the Creditable Non-U.S. Tax relates (under principles of Treasury Regulations Section 1.904-6). The provisions of this Section 5.05(f) are intended to comply with the provisions of Temporary Treasury Regulations Section 1.704-1T(b)(4)(xi), and shall be interpreted consistently therewith.

(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(b) or 5.05(c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Sections 5.05(b) or 5.05(c) had not occurred.

SECTION 5.06. Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the General Partner and permitted by the Code and Treasury Regulations) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the General Partner shall make such allocations for tax purposes as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a partner’s interest in the Partnership.

SECTION 5.07. Tax Advances. To the extent the General Partner reasonably believes that the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner or the Partnership is subjected to tax itself by reason of the status of any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. For all purposes of this Agreement such Partner shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Partnership’s failure to withhold or make a tax payment on behalf of such Partner which withholding or payment is required pursuant to applicable Law but only to the extent amounts sufficient to pay such taxes were not timely distributed to the Partner pursuant to Section 4.01(b)) with respect to income attributable to or distributions or other payments to such Partner.

SECTION 5.08. Tax Matters. For tax years beginning before December 31, 2017, the General Partner shall be or shall designate the “tax matters partner” within the meaning of Section 6231(a)(7) of the Code (as in effect prior to 2018) (the “Tax Matters Partner”) and, for the years beginning after December 31, 2017, the General Partner shall be or shall designate the “partnership representative” within the meaning of Section 6223 of the Code (the “Partnership Representative”). The Partnership shall file as a partnership for federal, state, provincial and local income tax purposes, except where otherwise required by Law. All elections required or permitted to be made by the Partnership, and all other tax decisions and determinations relating to federal, state, provincial or local tax matters of the Partnership, shall be made by the Tax Matters Partner or the Partnership Representative, as applicable, in consultation with the Partnership’s attorneys and/or accountants. Tax audits, controversies and litigations shall be conducted under the direction of the Tax Matters Partner or the Partnership Representative, as applicable. The Tax Matters Partner or the Partnership Representative, as applicable, shall keep the other Partners reasonably informed as to any tax actions, examinations or proceedings relating to the Partnership and shall submit to the other Partners, for their review and comment, any settlement or compromise offer with respect to any disputed item of income, gain, loss, deduction or credit of the Partnership. As soon as reasonably practicable after the end of each Fiscal Year, the Partnership shall send to each Partner a copy of U.S. Internal Revenue Service Schedule K-1, and any comparable statements required by applicable U.S. state or local income tax Law as a result of the Partnership’s activities or investments, with respect to such Fiscal Year. The Partnership also shall provide the Partners with such other information as may be reasonably requested for purposes of allowing the Partners to prepare and file their own tax returns.

SECTION 5.09. Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 5.03, 5.04 and 5.05 may be amended at any time by the General Partner if necessary, in the opinion of tax counsel to the Partnership, to comply with such regulations or any applicable Law, so long as any such amendment does not materially change the relative economic interests of the Partners.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

SECTION 6.01. Books and Records. (a) At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership in accordance with GAAP.

(b) Except as limited by Section 6.01(c), each Limited Partner shall have the right to receive, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense:

(i) a copy of the Certificate and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Certificate and this Agreement and all amendments thereto have been executed; and

(ii) promptly after their becoming available, copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years.

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole discretion, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes is not in the best interests of the Partnership, could damage the Partnership or its business or that the Partnership is required by law or by agreement with any third party to keep confidential.

ARTICLE VII

PARTNERSHIP UNITS

SECTION 7.01. Units. Interests in the Partnership shall be represented by Units. The Units initially are comprised of one Class: Class A Units. The General Partner may establish, from time to time in accordance with such procedures as the General Partner shall determine from time to time, other Classes, one or more series of any such Classes, or other Partnership securities with such designations, preferences, rights, powers and duties (which may be senior to existing Classes and series of Units or other Partnership securities), as shall be determined by the General Partner, including (i) the right to share in Profits and Losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Units or other Partnership securities (including sinking fund provisions); (v) whether such Unit or other Partnership security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Unit or other Partnership security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Total Percentage Interest as to such Units or other Partnership securities; and

(viii) the right, if any, of the holder of each such Unit or other Partnership security to vote on Partnership matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units or other Partnership securities. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units and any other Classes that may be established in accordance with this Agreement. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement.

SECTION 7.02. Register. The register of the Partnership shall be the definitive record of ownership of each Unit and all relevant information with respect to each Partner. Unless the General Partner shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Partnership.

SECTION 7.03. Registered Partners. The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

ARTICLE VIII

VESTING; FORFEITURE OF INTERESTS; TRANSFER RESTRICTIONS

SECTION 8.01. Vesting of Initial Unvested Units. (a) Subject to Section 8.02 and except as set forth in Section 8.01(b) or as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, the Initial Unvested Units shall vest and shall thereafter be Vested Units for all purposes of this Agreement as follows:

(i) with respect to each Category 1 Limited Partner, 100% of the Initial Unvested Units owned by such Limited Partner shall vest and thereafter be Vested Units for all purposes of this Agreement in equal 25% installments on each of the first, second, third and fourth anniversary dates of the consummation of the IPO;

(ii) with respect to each Category 3 Limited Partner and Category 4 Limited Partner, 100% of the Initial Unvested Units owned by such Limited Partner shall vest and thereafter be Vested Units for all purposes of this Agreement in equal 20% installments on each of the first, second, third, fourth and fifth anniversary dates of the consummation of the IPO; and

(iii) with respect to each Category 5 Limited Partner, 100% of the Initial Unvested Units owned by such Limited Partner shall vest and thereafter be Vested Units for all purposes of this Agreement in equal 12.5% installments on each of the first, second, third, fourth, fifth, sixth, seventh and eighth anniversary dates of the consummation of the IPO.

(b) Notwithstanding Section 8.01(a), if earlier, the Initial Unvested Units shall vest and shall thereafter be Vested Units for all purposes of this Agreement as follows: (i) upon the Retirement of an Employed Limited Partner, 50% of the Initial Unvested Units owned by such Limited Partner that are Unvested Units at that time shall vest and thereafter be Vested Units for all purposes of this Agreement; (ii) upon the death or Disability of an Employed Limited Partner, 100% of the Initial Unvested Units owned by such Limited Partner that are Unvested Units at that time shall vest and thereafter be Vested Units for all purposes of this Agreement; and (iii) upon the occurrence of a Change of Control, 100% of the Initial Unvested Units that are Unvested Units at that time shall vest and thereafter be Vested Units for all purposes of this Agreement.

(c) In addition, the General Partner in its sole discretion may authorize the earlier vesting of all or a portion of the Initial Unvested Units owned by any one or more Limited Partners at any time and from time to time, and in such event, such Initial Unvested Units shall vest and thereafter be Vested Units for all purposes of this Agreement. Any such determination in the General Partner’s discretion in respect of Initial Unvested Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(d) Upon the vesting of any Initial Unvested Units in accordance with this Section 8.01, the General Partner shall modify the books and records of the Partnership to reflect such vesting.

SECTION 8.02. Forfeiture of Units Held by Initial Limited Partners. (a) Other than as set forth in Section 8.01(b) and except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, if a Limited Partner ceases to be an Employed Limited Partner for any reason, such Limited Partner’s Unvested Units shall be immediately forfeited without any consideration, and such Limited Partner shall cease to own or have any rights with respect to such Unvested Units; provided, however, that if a Limited Partner ceases to be an Employed Limited Partner in order to become a Government Official, such Limited Partner’s Unvested Units shall continue to vest as set forth in Section 8.01 until such Limited Partner ceases to be a Government Official for any reason, at which point such Limited Partner’s Unvested Units shall be immediately forfeited without any consideration (unless such Limited Partner becomes an Employed Limited Partner immediately after such Limited Partner ceases to be such a Government Official, in which case such Limited Partner’s Unvested Units shall continue to vest as set forth in Section 8.01) and such Limited Partner shall cease to own or have any rights with respect to such Unvested Units. Immediately upon the forfeiture of any Initial Unvested Units, such Unvested Units that have been so forfeited shall be cancelled.

(b) Except as otherwise agreed to in writing between the General Partner and the applicable Limited Partner and reflected in the books and records of the Partnership, (i) if a Limited Partner that is or was at any time an Employed Limited Partner breaches any Restrictive Covenant to which such Limited Partner is subject or (ii) if an Employed Limited Partner is terminated for Cause, the Initial Units held by such Limited Partner or such Limited Partner’s Personal Planning Vehicle at that time (whether or not vested) shall be immediately forfeited without any consideration, and such Limited Partner shall cease to own or have any rights with respect to such Initial Units; provided, however, that Initial Units held by a Personal Planning Vehicle of a Category 1 Limited Partner created prior to the date of the First Amended and Restated Agreement are not subject to forfeiture. Immediately upon the forfeiture of any Initial Units, such Initial Units that have been so forfeited shall be cancelled.

(c) Upon the forfeiture of any Unvested Units in accordance with this Section 8.02, the General Partner shall modify the books and records of the Partnership to reflect such forfeiture.

SECTION 8.03. Limited Partner Transfers. (a) Except as provided in clauses (b), (c), (d) and (f) of this Section 8.03, no Limited Partner or Assignee thereof may Transfer (including by exchanging in an Exchange Transaction) all or any portion of its Units or other interest in the Partnership (or beneficial interest therein) without the prior consent of the General Partner, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the General Partner may require) as are determined by the General Partner, in each case in the General Partner’s sole discretion. Any such determination in the General Partner’s discretion in respect of Units shall be final and binding. Such determinations need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void.

(b) Notwithstanding clause (a) above, except as provided in or pursuant to clauses (b), (c), (d) and (f) below and subject to Section 8.04, each Limited Partner may exchange in an Exchange Transaction up to 100% of the Initial Vested Units owned by such Limited Partner at any time and from time to time; provided that Unvested Units may not be Transferred at any time.

(c) Notwithstanding clauses (a) or (b) above, with the prior consent of the General Partner, (i) the Category 1 Limited Partners may make one or more gratuitous Transfers (including by exchanging in an Exchange Transaction) to any Charity at any time and from time to time up to a number of Initial Vested Units owned by such Limited Partners that is equal to the quotient of $250 million divided by the offering price per common unit in the IPO for the purpose of making gratuitous transfers to any Charity.

(d) Notwithstanding clauses (a) or (b) above, if earlier: (i) upon the death or Disability of an Employed Limited Partner, such Limited Partner may exchange in an Exchange Transaction at any time and from time to time up to 100% of the Initial Units owned by such Limited Partner; (ii) other than with respect to a Category 1 Limited Partner, following an Employed Limited Partner’s termination of employment and after the earlier to occur of (A) one year from the date of termination of employment or (B) the expiration of the longest applicable Restricted Period with respect to such Employed Limited Partner, such Limited Partner may exchange in an Exchange Transaction at any time and from time to time up to 100% of the Initial Units owned by such Limited Partner; (iii) following Mr. Stephen A. Schwarzman’s termination of employment, any Category 1 Limited Partner may exchange in an Exchange Transaction at any time and from time to time up to 100% of the Initial Units owned by such Limited Partner; and (iv) upon the occurrence of a Change of Control, any Limited Partner may exchange in an Exchange Transaction at any time and from time to time up to 100% of the Initial Units owned by such Limited Partner; provided that in each case Unvested Units may not by Transferred at any time.

(e) [Reserved]

(f) Notwithstanding clauses (a), (b), (c) and (d) above, a Personal Planning Vehicle of a Limited Partner may Transfer Class A Units (i) to the donor thereof or to the spouse of the donor thereof; (ii) if the Personal Planning Vehicle is a grantor retained annuity trust and the trustee(s) of such grantor retained annuity trust is obligated to make one or more distributions to the donor of the grantor retained annuity trust, the estate of the donor of the grantor retained annuity trust, the spouse of the donor of the grantor retained annuity trust or the estate of the spouse of the donor of the grantor retained annuity trust, to any such Persons; or (iii) upon the death of such Limited Partner, to the spouse of such Limited Partner or a trust for which a deduction under Section 2056 or 2056A (or any successor provisions) of the Code may be sought.

SECTION 8.04. Minimum Retained Ownership Requirement. (a) Other than the Category 1 Limited Partners, the Category 2 Limited Partners and the Category 6 Limited Partner and unless otherwise permitted by the General Partner in its sole discretion, each Limited Partner that is or was at any time an Employed Limited Partner other than a Personal Planning Vehicle shall, until the first anniversary of such Employed Limited Partner’s termination of employment, continue to hold (and may not Transfer) at least 25% of all Initial Vested Units received collectively by such Employed Limited Partner and by any Personal Planning Vehicle of such Employed Limited Partner (the “Minimum Retained Ownership Requirement”); and provided that upon the Retirement of an Employed Limited Partner, such Limited Partner shall be subject to a Minimum Retained Ownership Requirement of 12.5% instead of 25%. For purposes of this paragraph (a), (i) Units held by a Personal Planning Vehicle of a Limited Partner (other than the portion of the Units received by a Personal Planning Vehicle created prior to the date of the First Amended and Restated Agreement identified in the books and records of the Partnership as “Non- Minimum Retained Ownership Requirement Units”) shall be deemed held by such Limited Partner for purposes of calculating the number of Initial Vested Units received by such Limited Partner and (ii) any Units held by a Personal Planning Vehicle of a Limited Partner shall not be deemed to be held by such Limited Partner for purposes of calculating whether the relevant percentage of Initial Vested Units held satisfies the Minimum Retained Ownership Requirement set forth in this Section 8.04(a).

(b) Unless otherwise approved by the General Partner in its sole discretion, each Category 1 Limited Partner other than a Personal Planning Vehicle shall, until Mr. Stephen A. Schwarzman’s termination of employment, continue to hold (and may not Transfer) the lesser of (i) at least 25% of all Initial Vested Units received collectively by the Category 1 Limited Partners and (ii) a number of Initial Units that is equal to the quotient of $1.5 billion divided by the Last Reported Sale Price per share of Class A Common Stock from time to time. For purposes of this paragraph (b), (i) Units held by a Personal Planning Vehicle of a Category 1 Limited Partner (other than the portion of the Units received by a Personal Planning Vehicle created prior to the date of the First Amended and Restated Agreement identified in the books and records of the Partnership as “Non-Minimum Retained Ownership Requirement Units”) shall be deemed held by such Category 1 Limited Partner for purposes of calculating the number of Initial Vested Units received by such Category 1 Limited Partner and (ii) any Units held by a Personal Planning Vehicle of a Category 1 Limited Partner shall not be deemed to be held by such Category 1 Limited Partner for purposes of calculating whether the relevant percentage of Initial Vested Units held satisfies the Minimum Retained Ownership Requirement set forth in this Section 8.04(b).

SECTION 8.05. Mandatory Exchanges. The General Partner may in its sole discretion at any time and from time to time, without the consent of any Limited Partner, require any Limited Partner other than an Employed Limited Partner to Transfer in an Exchange Transaction all Units held by such Limited Partner. Any such determinations by the General Partner need not be uniform and may be made selectively among Limited Partners, whether or not such Limited Partners are similarly situated. In addition, the General Partner may, with the consent of Partners whose Vested Percentage Interests exceed 75% of the Vested Percentage Interests of all Partners in the aggregate, require all Limited Partners to Transfer in an Exchange Transaction all Units held by them.

SECTION 8.06. Encumbrances. No Limited Partner or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Limited Partner unless the General Partner consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in the General Partner’s sole discretion. Consent of the General Partner shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

SECTION 8.07. Further Restrictions. Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit be made by any Limited Partner or Assignee if:

(a) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(b) such Transfer would require the registration of such transferred Unit or of any Class of Unit pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(c) such Transfer would cause (i) all or any portion of the assets of the Partnership to (A) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Limited Partner, or (B) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (ii) the General Partner to become a fiduciary with respect to any existing or contemplated Limited Partner, pursuant to ERISA, any applicable Similar Law, or otherwise;

(d) to the extent requested by the General Partner, the Partnership does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the General Partner, as determined in the General Partner’s sole discretion.

SECTION 8.08. Rights of Assignees. Subject to Section 8.07, the transferee of any permitted Transfer pursuant to this Article VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Partner which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Partner, such other rights, and all obligations relating to, or in connection with, such Interest remaining with the transferring Partner. The transferring Partner will remain a Partner even if it has transferred all of its Units to one or more Assignees until such time as the Assignee(s) is admitted to the Partnership as a Partner pursuant to Section 8.10.

SECTION 8.09. Admissions, Withdrawals and Removals. (a) No Person may be admitted to the Partnership as an additional General Partner or substitute General Partner without the prior written consent or ratification of Partners whose Vested Percentage Interests exceed 50% of the Vested Percentage Interests of all Partners in the aggregate. A General Partner will not be entitled to Transfer all of its Units or to withdraw from being a General Partner of the Partnership unless another General Partner shall have been admitted hereunder (and not have previously been removed or withdrawn).

(b) No Limited Partner will be removed or entitled to withdraw from being a Partner of the Partnership except in accordance with Section 8.11 hereof.

(c) Except as otherwise provided in Article IX or the Act, no admission, substitution, withdrawal or removal of a Partner will cause the dissolution of the Partnership. To the fullest extent permitted by law, any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

SECTION 8.10. Admission of Assignees as Substitute Limited Partners. An Assignee will become a substitute Limited Partner only if and when each of the following conditions is satisfied:

(a) the General Partner consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the General Partner, in each case in the General Partner’s sole discretion;

(b) if required by the General Partner, the General Partner receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Limited Partner) that are in a form satisfactory to the General Partner (as determined in its sole discretion);

(c) if required by the General Partner, the General Partner receives an opinion of counsel satisfactory to the General Partner to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the General Partner, the parties to the Transfer, or any one of them, pays all of the Partnership’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Partnership).

SECTION 8.11. Withdrawal and Removal of Limited Partners. If a Limited Partner ceases to hold any Units, then such Limited Partner shall withdraw from the Partnership and shall cease to be a Limited Partner and to have the power to exercise any rights or powers of a Limited Partner.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

SECTION 9.01. No Dissolution. Except as required by the Act, the Partnership shall not be dissolved by the admission of additional Partners or withdrawal of Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated wound up and terminated only pursuant to the provisions of this Article IX, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

SECTION 9.02. Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Act upon the finding by a court of competent jurisdiction that the General Partner (i) is permanently incapable of performing its part of this Agreement, (ii) has been guilty of conduct that is calculated to affect prejudicially the carrying on of the business of the Partnership, (iii) willfully or persistently commits a breach of this Agreement or (iv) conducts itself in a manner relating to the Partnership or its business such that it is not reasonably practicable for the other Partners to carry on the business of the Partnership with the General Partner;

(b) any event which makes it unlawful for the business of the Partnership to be carried on by the Partners;

(c) the written consent of all Partners;

(d) any other event not inconsistent with any provision hereof causing a dissolution of the Partnership under the Act;

(e) the Incapacity or removal of the General Partner or the occurrence of a Disabling Event with respect to the General Partner; provided that the Partnership will not be dissolved or required to be wound up in connection with any of the events specified in this Section 9.02(e) if: (i) at the time of the occurrence of such event there is at least one other general partner of the Partnership who is hereby authorized to, and elects to, carry on the business of the Partnership; or (ii) all remaining Limited Partners consent to or ratify the continuation of the business of the Partnership and the appointment of another general partner of the Partnership, effective as of the event that caused the General Partner to cease to be a general partner of the Partnership, within 120 days following the occurrence of any such event, which consent shall be deemed (and if requested each Limited Partner shall provide a written consent or ratification) to have been given for all Limited Partners if the holders of more than 50% of the Vested Units then outstanding agree in writing to so continue the business of the Partnership.

SECTION 9.03. Distribution upon Dissolution. Upon dissolution, the Partnership shall not be terminated and shall continue until the winding up of the affairs of the Partnership is completed. Upon the winding up of the Partnership, the General Partner, or any other Person designated by the General Partner (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Partnership and shall, unless the General Partner determines otherwise, liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the satisfaction of debts and liabilities of the Partnership (including satisfaction of all indebtedness to Partners and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Partnership (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

(b) The balance, if any, to the Partners, pro rata to each of the Partners in accordance with their Total Percentage Interests.

SECTION 9.04. Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

SECTION 9.05. Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Units in the manner provided for in this Article IX, and the Certificate shall have been cancelled in the manner required by the Act.

SECTION 9.06. Claims of the Partners. The Partners shall look solely to the Partnership’s assets for the return of their Capital Contributions, and if the assets of the Partnership remaining after payment of or due provision for all debts, liabilities and obligations of the Partnership are insufficient to return such Capital Contributions, the Partners shall have no recourse against the Partnership or any other Partner or any other Person. No Partner with a negative balance in such Partner’s Capital Account shall have any obligation to the Partnership or to the other Partners or to any creditor or other Person to restore such negative balance during the existence of the Partnership, upon dissolution or termination of the Partnership or otherwise, except to the extent required by the Act.

SECTION 9.07. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 10.02 and Section 11.09 shall survive the termination of the Partnership.

ARTICLE X

LIABILITY AND INDEMNIFICATION

SECTION 10.01. Liability of Partners.

(a) No Limited Partner shall be liable for any debt, obligation or liability of the Partnership or of any other Partner or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Partner of the Partnership, except to the extent required by the Act.

(b) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Partners (including without limitation, the General Partner) hereto or on their respective Affiliates. Further, the Partners hereby waive any and all fiduciary duties that, absent such waiver, may exist at or be implied by Law or in equity, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Partnership are only as expressly set forth in this Agreement and those required by the Act.

(c) To the extent that, at law or in equity, any Partner (including without limitation, the General Partner) has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the Partners (including without limitation, the General Partner) acting under this Agreement will not be liable to the Partnership or to any such other Partner for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Partner (including without limitation, the General Partner) otherwise existing at law or in equity, are agreed by the Partners to replace to that extent such other duties and liabilities of the Partners relating thereto (including without limitation, the General Partner).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partners, or (ii) in its “good faith” or under another expressed standard, such General Partner shall act under such express standard and shall not be subject to any other or different standards.

SECTION 10.02. Indemnification.

(a) Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify any person (and such person’s heirs, executors or administrators) who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Partnership or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person for whom such person was the legal representative, is or was the General Partner or a director or officer of the General Partner or the Partnership or, while a director or officer of the General Partner or the Partnership, is or was serving at the request of the Partnership as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any alleged conduct resulting in a criminal proceeding against the person, such person had no reasonable cause to believe that such person’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner. Any reference to an officer of the General Partner or the Partnership in this Section 10.02 shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Operating Officer, Executive Vice Chairman, Chief Financial Officer, Chief Legal Officer, Secretary or any other officer of the Partnership appointed pursuant to Section 3.04 hereof or, with respect to the General Partner, appointed pursuant to the equivalent organizational documents of the General Partner. The fact that any person who is or was an employee of the General Partner or the Partnership, but not an officer thereof as described in the preceding sentence, has been given or has used any title that could be construed to suggest or imply that such person is or may be an officer of the General Partner or the Partnership shall not result in such person being constituted as, or being deemed to be, such an officer of the General Partner or the Partnership for purposes of this Section 10.02.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Partnership shall promptly pay expenses (including attorneys’ fees) incurred by any person described in Section 10.02(a) in appearing at, participating in or defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon (i) presentation of an undertaking on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 10.02 or otherwise and (ii) to the extent determined by the General Partner in its sole discretion to be necessary or advisable, receipt by the Partnership of security or other assurances satisfactory to the General Partner in its sole discretion that such person will be able to repay such amount if it ultimately shall be determined that such person is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Partnership shall be required to advance expenses of a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the General Partner.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Section 10.02 is not paid in full within thirty (30) days after a written claim therefor by any person described in Section 10.02(a) has been received by the Partnership, such person may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Partnership shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d) Insurance. To the fullest extent permitted by law, the Partnership may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Partnership would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of the First Amended and Restated Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Partnership and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Partnership Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Partnership that indemnification of any person whom the Partnership is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a director, officer, employee or agent of the Partnership which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Partnership, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

(a) If to the Partnership, to:

Blackstone Holdings I L.P.

c/o Blackstone Holdings I/II GP L.L.C.

345 Park Avenue

New York, New York, 10154

Attention: Chief Legal Officer

Fax: (212) 583-5749

Electronic Mail: john.finley@blackstone.com

(b) If to any Partner, to:

c/o Blackstone Holdings I/II GP L.L.C.

345 Park Avenue

New York, New York, 10154

Attention: Chief Legal Officer

Fax: (212) 583-5749

Electronic Mail: john.finley@blackstone.com

(c) If to the General Partner, to:

Blackstone Holdings I/II GP L.L.C.

345 Park Avenue

New York, New York, 10154

Attention: Chief Legal Officer

Fax: (212) 583-5749

Electronic Mail: john.finley@blackstone.com

SECTION 11.03. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

SECTION 11.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 11.05. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

SECTION 11.06. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 11.06.

SECTION 11.07. Further Assurances. Each Limited Partner shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

SECTION 11.08. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 11.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

SECTION 11.10. Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the General Partner may bring, or may cause the Partnership to bring, on behalf of the General Partner or the Partnership or on behalf of one or more Partners, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Partner (i) expressly consents to the application of paragraph (c) of this Section 11.10 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Partner as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon the Partner in any such action or proceeding.

(c) (i) EACH PARTNER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 11.10, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable Law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 11.10 and such parties agree not to plead or claim the same.

(d) Notwithstanding any provision of this Agreement to the contrary, this Section 11.10 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Delaware Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 11.10, including any rules of the International Chamber of Commerce, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable Law, such invalidity shall not invalidate all of this Section 11.10. In that case, this Section 11.10 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable Law, and, in the event such term or provision cannot be so limited, this Section 11.10 shall be construed to omit such invalid or unenforceable provision.

SECTION 11.11. Expenses. Except as otherwise specified in this Agreement, the Partnership shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with its operation.

SECTION 11.12. Amendments and Waivers. (a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the written consent of the General Partner; provided that any amendment that would have a material adverse effect on the rights or preferences of any Class of Units in relation to other Classes of Units must be approved by the holders of not less than a majority of the Vested Percentage Interests of the Class affected; provided further, that the General Partner may, without the written consent of any Limited Partner or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Partnership; (ii) the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement; (iii) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership; (iv) any amendment, supplement, waiver or modification that the General Partner determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; (v) a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership including a change in the dates on which distributions are to be made by the Partnership.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) The General Partner may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(l) (or any similar provision) under which the fair market value of a partnership interest that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and each of its Partners to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding-up, liquidation, or dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Partnership’s property.

SECTION 11.13. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02 hereof).

SECTION 11.14. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 11.15. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that it is the intent of the parties hereto that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

SECTION 11.16. Power of Attorney. Each Limited Partner, by its execution hereof, hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been adopted as herein provided; (b) the original certificate of limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Limited Partners have agreed to provide upon a matter receiving the agreed support of Limited Partners) deemed advisable by the General Partner to carry out the provisions of this Agreement (including the provisions of Section 8.05) and Law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including, without limitation, the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the liquidation and termination of the Partnership; and (f) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership.

SECTION 11.17. Letter Agreements; Schedules. The General Partner may, or may cause the Partnership to, without the approval of any Limited Partner or other Person, enter into separate letter agreements with individual Limited Partners with respect to any matter, in each case on terms and conditions not inconsistent with this Agreement, which have the effect of establishing rights under, or supplementing the terms of, this Agreement. The General Partner may from time to time execute and deliver to the Limited Partners schedules which set forth information contained in the books and records of the Partnership and any other matters deemed appropriate by the General Partner. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

SECTION 11.18. Partnership Status. The parties intend to treat the Partnership as a partnership for U.S. federal income tax purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

GENERAL PARTNER: BLACKSTONE HOLDINGS I/II GP L.L.C.

By:	The Blackstone Group Inc., its sole member

By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

[Signature Page to Third Amended and Restated Limited Partnership Agreement of Blackstone Holdings I L.P.]

LIMITED PARTNERS REPRESENTING A MAJORITY VESTED PERCENTAGE INTEREST:

/s/ Stephen A. Schwarzman
Stephen A. Schwarzman

/s/ Jonathan D. Gray
Jonathan D. Gray

/s/ Hamilton E. James
Hamilton E. James

[Signature Page to Third Amended and Restated Limited Partnership Agreement of Blackstone Holdings I L.P.]

ALL OTHER LIMITED PARTNERS:

All other Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner without execution hereof pursuant to Section 11.16 of the Second Amended and Restated Agreement.

By:	BLACKSTONE HOLDINGS I/II GP L.L.C.

By:	The Blackstone Group Inc., its sole member

By:	/s/ John G. Finley
Name: John G. Finley
Title: Chief Legal Officer

[Signature Page to Third Amended and Restated Limited Partnership Agreement of Blackstone Holdings I L.P.]